Exhibit 99.1

Hines
News Release

For Immediate Release	For Further Information Contact:
November 3, 2005	George Lancaster, Hines
(713) 966-7676
george_lancaster@hines.com
HINES REIT ACQUIRES 1515 S STREET IN SACRAMENTO
(SACRAMENTO, CA) — Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired the 1515 S Street office project from JB Management L.P. This is Hines REIT’s most recent acquisition as it continues to assemble a diversified portfolio of high-quality office properties.
     The project, consisting of two five-story buildings containing approximately 350,000 square feet of office and retail space, is located in downtown Sacramento just five blocks from the Capitol. Designed by Dreyfuss & Blackford, 1515 S Street was completed in 1987. Parking for more than 750 cars is provided in an adjacent eight-story garage.
     The office portion of the project is currently 100 percent leased to the State of California and houses two of its agencies.
     “We believe that 1515 S Street is an excellent acquisition for our portfolio due to its tenancy and accessibility,” said Charles Hazen, president of Hines REIT.
     Hines will provide property management and leasing services on behalf of Hines REIT.
     “Hines is pleased to execute this acquisition in an office market that is historically very stable and poised for strong future growth,” said Cameron Falconer, the Hines officer responsible for the Sacramento area. “Sacramento is a strategic market for us. Hines plans to continue to expand its presence in the area through the acquisition and development of well-located office properties.”
     Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 13 office properties located in Chicago, Dallas, Houston, New York, San Diego, San Francisco, San Mateo and Washington D.C. For additional information about Hines REIT, please see www.hinesreit.com.
     Hines, the sponsor of Hines REIT, is a fully integrated real estate investment and management firm and, with its predecessor, has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 47 years. With offices in 63 U.S. cities and 13 foreign countries, and controlled assets valued at approximately $11 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information.
Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, risks associated with property acquisitions, dependence on Hines and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.